Exhibit 14 (1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Fidelity Aberdeen Street Trust of our report dated May 14, 2025, relating to the financial statements and financial highlights of Fidelity Freedom Blend Income Fund, Fidelity Freedom Blend 2010 Fund, Fidelity Freedom Blend 2015 Fund, Fidelity Freedom Blend 2020 Fund, Fidelity Freedom Blend 2025 Fund, and Fidelity Freedom Blend 2030 Fund, which appears in Fidelity Aberdeen Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2025. We also consent to the references to us under the headings “Additional Information About the Funds” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
January 7, 2026